Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of April 26, 2010, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2010.

2010

Individual Smoking & Health

November (1)
December (1)

Engle progeny

May (3)	July (3)	October (10)
June (4)	August (9)	November (11)
	September (7)	December (4)

As of April 26, 2010, no Engle progeny cases were in trial.